Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2013, with respect to the consolidated financial statements of Southern Union Gathering Company, LLC as of December 31, 2012 and for the period from March 26, 2012 to December 31, 2012 and for the period from January 1, 2012 to March 25, 2012, included in this Current Report of Regency Energy Partners LP on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Regency Energy Partners LP on Forms S-3 (File No. 333-169307, File No. 333-169901, File No. 333-174578, File No. 333-181690, and File No. 333-185179) and on Forms S-8 (File No. 333-140088, File No. 333-167082, and File No. 333-178573).

/s/ GRANT THORNTON LLP

Dallas, Texas
April 12, 2013